New York Mortgage Trust, Inc. 2023 Fourth Quarter Financial Summary

Forward Looking Statements This presentation contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in our business and investment strategy; inflation and changes in interest rates and the fair market value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in credit spreads; changes in the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; general volatility of the markets in which we invest; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default, delinquency or vacancy and/or decreased recovery rates on or at our assets; our ability to identify and acquire our targeted assets, including assets in our investment pipeline; our ability to dispose of assets from time to time on terms favorable to us, including the disposition over time of our joint venture equity investments; changes in our relationships with our financing counterparties and our ability to borrow to finance our assets and the terms thereof; changes in our relationships with and/or the performance of our operating partners; our ability to predict and control costs; changes in laws, regulations or policies affecting our business; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; impairments in the value of the collateral underlying our investments; our ability to manage or hedge credit risk, interest rate risk, and other financial and operational risks; our exposure to liquidity risk, risks associated with the use of leverage, and market risks; and risks associated with investing in real estate assets, including changes in business conditions and the general economy, the availability of investment opportunities and the conditions in the market for Agency RMBS, non-Agency RMBS, ABS and CMBS securities, residential loans, structured multi-family investments and other mortgage-, residential housing- and credit-related assets. These and other risks, uncertainties and factors, including the risk factors and other information described in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file from time to time with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This presentation may not contain all of the information that is important to you. As a result, the information in this presentation should be read together with the information included in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file under the Exchange Act. References to “the Company,” “NYMT,” “we,” “us,” or “our” refer to New York Mortgage Trust, Inc., together with its consolidated subsidiaries, unless we specifically state otherwise or the context indicates otherwise. See glossary of defined terms and detailed end notes for additional important disclosures included at the end of this presentation. Fourth quarter and full year 2023 Financial Tables and related information can be viewed in the Company’s press release dated February 21, 2024 posted on the Company’s website at http://www.nymtrust.com under the “News” section. See Glossary and End Notes in the Appendix. 2

Management Update "The end of an economic cycle often generates heightened macroeconomic volatility as we approach inflection points in the market. Over the past few months, market developments may be illustrative of these trends. Volatility was high in the latter half of last year, then shifted lower as the Fed pivoted to a more dovish stance at the end of 2023. However, as 2024 began, longer-term Treasury yields rose, accompanied by a shift in the intermediate yield curve towards a more positive slope due to renewed inflation concerns. A prevailing issue confounding rate expectations arises from U.S. government deficit spending that has failed to subside to sustainable levels. An increased U.S. debt burden has the potential to crowd out market investment activity. In addition, a dislocated commercial real estate market with approximately $2.8 trillion of loans maturing over the next four years presents significant challenges, particularly for banks. Liquidity in the credit markets has the potential to become strained pushing out the return horizon for investors and providing more attractive entry points at higher returns for NYMT. In hindsight, the past decision to reduce portfolio risk and increase liquidity turned out to be premature and consequently lowered Company earnings throughout 2023. However, we believe this approach will yield improved results not only this year, but has the potential to enhance results in the years ahead as trillions of dollars of maturing commercial real estate debt is sorted out." — Jason Serrano, Chief Executive Officer To Our Stockholders 3

Table of Contents • Company Overview • Financial Summary • Market & Strategy Update • Quarterly Financial Information • Appendix 4

Company Overview 5

NYMT Overview New York Mortgage Trust, Inc. (NASDAQ: NYMT) is an internally-managed real estate investment trust (“REIT”) for U.S. federal income tax purposes in the business of acquiring, investing in, financing and managing primarily mortgage- related single-family and multi-family residential assets. Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest spread and capital gains from a diversified investment portfolio. Our investment portfolio includes credit sensitive single-family and multi-family assets, as well as more traditional types of fixed-income investments that provide coupon income, such as Agency RMBS. Data As of 12/31/2023 79 professionals in New York, Los Angeles, and Charlotte Focus on utilizing Market Leading Technology & Data Committed to Community, Diversity & Inclusion Loan Servicing and Direct Property Management Expertise $5.1B Total Investment Portfolio / $1.2B Market Capitalization Charlotte New YorkLos Angeles Office Locations Capital Allocation See Glossary and End Notes in the Appendix. 6 Single-Family Credit Single-Family Agency Multi-Family Cash and Other 17% 54% 27% 2%

*Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. Financial Performance ◦ Earnings per share (basic) of $0.35, Comprehensive income per share of $0.37 ◦ Undepreciated earnings per share of $0.37* ◦ Book value per share of $11.31 (0.44% change QoQ) ◦ Adjusted book value per share of $12.66* (-2.09% change QoQ) ◦ 2.22% Quarterly Economic Return ◦ (0.54)% Quarterly Economic Return on Adjusted Book Value* Stockholder Value ◦ Declared fourth quarter common stock dividend of $0.20 per share ◦ Common stock dividend yield of 9.38% (share price as of 12/31/2023) ◦ 2023 G&A expense ratio of 2.96% Liquidity / Financing ◦ Investment portfolio acquisitions of $674 million (including $416 million of Agency RMBS) ◦ Received par payoff plus full accrued interest totaling $30 million from redemption of a Mezzanine Lending investment ◦ Suspended the marketing of nine joint venture equity investments that were held for sale ◦ Renewed and upsized whole loan warehouse lines to increase maximum capacity to $2.2 billion ◦ Company Recourse Leverage Ratio of 1.6x ◦ Portfolio Recourse Leverage Ratio of 1.5x ◦ $171 million of available cash as of December 31, 2023 Investing Activity See Glossary and End Notes in the Appendix. 7 Key Developments Subsequent Events ◦ Issued $225 million revolving BPL securitization with a 7.3% weighted average coupon ◦ Extended our share repurchase program through March 31, 2025, where $193 million of common stock and $98 million of preferred stock remain available for repurchase

Market Update 8 See Glossary and End Notes in the Appendix. Factors Challenging Economic Growth U.S. Treasury Market Activity may: • Keep long-term rates stubbornly high • Crowd out credit demand • Drain liquidity with debt interest costs CRE Loan Activity: • $2.8 trillion of debt will be maturing before 2028. • Banks hold 50%+ of all CRE debt. • Refinances of debt are likely to be more pervasive. Treasury Debt (% of GDP) WWII GFC COVID Projected Maturity Year $ in Billions Source: Trepp Inc., based on Federal Reserve Flow of Funds DataSource: Congressional Budget Office, Budget and Economic Data

Investment Strategy

Focused on Long-Term Value in a Downturn

Q2 2022 | Curtailed new investments
Reduced acquisition pipeline by $1B

Q4 2022 | Portfolio decline driven by payoffs
From Q2 2022, overall portfolio declined by ~ 20% due to the short duration loan profile

Q2 2023 | Transitioned focus to Agency RMBS
Rotated excess liquidity to current coupon Agency RMBS

Q3 2023 | Increased deployment into Agency RMBS
Doubled the size of the Agency RMBS portfolio

Q4 2023 | Balance Agency RMBS and BPL-Bridge Loans
Increase interest income from both strategies

1H 2024 | Optimize funding within credit portfolio
Utilize securitization financing to rotate into more term and revolving structures

Company Objective in a Seismic Market Shift

Approach:

- Prudent capital management to generate long-term value
- Maintain a low-duration credit portfolio
- Add to Agency RMBS on an opportunistic basis
- Sustain elevated levels of liquidity

Timing:

- Patient approach to capitalize on market dislocation
- Potential trigger may include a market roll-over to more compelling secondary than primary market opportunities

Execution:

- Unlock value though experienced asset management capability

See Glossary and End Notes in the Appendix.

9 NYMT

$171 $127 $133 $431 Available Cash Financing of Unencumbered Assets Additional Financing of Under- Levered Assets Total Deployment Availability $26.9 $21.3 $17.4 $15.9 $17.1 $29.7 $29.5 $34.2 $43.3 $55.4$56.6 $50.8 $51.6 $59.2 $72.5 BPL - Bridge Other Investments Total Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Balance Sheet Structured for Growth (Dollar amounts in millions) Portfolio Management Focus Grow interest income by: • Adding BPL-Bridge loans to maintain low duration of credit exposure • Continuing to rotate excess capital into highly liquid assets such as Agency RMBS • Unlocking value though experienced asset management capability • Seeking dislocated opportunities due to funding / liquidity needs NYMT Adjusted Interest Income* (Dollar amounts in billions) NYMT Investment Portfolio Size $1.2 $1.1 $0.9 $0.9 $0.9 $2.6 $2.7 $3.1 $3.8 $4.2 $3.8 $3.8 $4.0 $4.7 $5.1 BPL - Bridge Other Investments Total Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 % Market Capitalization Reserve for Excess Liquidity (Dollar amounts in millions) 14% 10% 11% 35% 10 *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.

Financial Summary 11

0.3 0.4 8.5 6.7 Credit and Other Agency 3Q 2023 4Q 2023 Company Portfolio 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 Financial Snapshot Earnings & Book Value 2.18%2.45% 2.80% 3.60% 3.34% 6.49% 6.80%6.69% Investment Portfolio Financing & Liquidity Dividend Per Share $0.30 $0.20 3Q 2023 4Q 2023 $12.93 $12.66 3Q 2023 4Q 2023 $(1.02) $0.37 3Q 2023 4Q 2023 Available Cash (in millions) Portfolio Allocation SF Credit 59% SF Credit 52% MF 9% Other <1% Recourse Leverage Ratio $224 $216 $223 $221 $171 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 6.49% 6.80% 6.69% 6.66% $0.24 $0.20 $0.17 $0.18 $0.19 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 Net Interest Income - EPS ContributionTotal Portfolio Size (in billions) 9.38% Dividend Yield Q4'23 Economic Return on Adjusted Book Value*: (0.54)% See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. $3.8 $3.8 $4.0 $4.7 $5.1 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 0.3x 0.7x 0.6x 1.3x 1.2x 0.3x 0.4x 0.3x Undepreciated Earnings (Loss) Per Share*Adjusted Book Value Per Share* 1.6x 1.5x 12 Portfolio Recourse Leverage Ratio SF Agency 39% 1.2x 1.5x Total Portfolio Leverage 9.0x 5.0x x x x x

2024 2025 2026 2027 2028 2035 $292 $378 $385 $419 $523 $94 $574 $1,407 $1,771 $447 $317 $188 $170 $179 $1,498 $1,416 $1,390 $1,336 $1,292 $335 $353 $451 $376 $340 $224 $216 $223 $221 $171 MTM Repo - Credit MTM Repo - Agency Non-MTM Repo - Credit Securitization Financing Unencumbered Residential Loans and Investment Securities Available Cash 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 NYMT Debt Structure Quarterly Portfolio Financing Exposure (Dollar amounts in millions) Portfolio Recourse Leverage Ratio 0.3x 0.6x 1.5x1.2x0.3x Quarterly Portfolio Financing Exposure (Dollar amounts in millions) See Glossary and End Notes in the Appendix. Portfolio and Corporate Debt (dollar amounts in millions) 13 Corporate Debt Maturities (dollar amounts in millions) $45 $100 Securitization Financing $1,292 Non-MTM Repo - Credit $179MTM Repo - Agency $1,771 MTM Repo - Credit $523 Sr. Unsec. Notes $100 Sub Debentures $45| 3% | 1% | 13% | 45% | 5% | 33%

Joint Venture Equity $242 MM | 5% Mezzanine Lending $212 MM | 4% See Glossary and End Notes in the Appendix. Targeting liquid or shorter duration assets for flexibility to rotate to higher equity return opportunities Reinvesting proceeds into higher equity return opportunities 14 Agency RMBS $1,989 MM | 37% BPL - Bridge $897 MM | 17% RPL $601 MM | 11% Performing Loans $549 MM | 10% BPL - Rental $282 MM | 5% Non-Agency RMBS $182 MM | 4% SFR $152 MM | 3% Available Cash $171 MM | 3% Other Investments $37 MM | 1% $5.1 Billion Portfolio Assets +$171MM Available Cash NYMT Portfolio Assets Single-Family 87% Multi-Family 9% Other 4%

Market & Strategy Update 15

NYMT Investment Strategy

Strategy For Sustainable Earnings Growth

Strategic Shift

- NYMT has shifted its focus to portfolio growth in 2023 after a significant reduction in investment activity in 2022 due to concerns over the Fed's aggressive rate hikes causing market distress.
- Acquisitions have been concentrated in Agency RMBS to take advantage of historically attractive spreads and a favorable liquidity profile in the event of further market dislocations.
- BPL- Bridge purchase activity has also steadily increased throughout 2023.

Portfolio Strategy

- Continue to increase investment allocations to Agency RMBS while the risk-adjusted return profile remains compelling.
- Maintain heightened focus on asset management to increase the pace of resolutions across the portfolio.
- Grow asset portfolio prudently while preserving liquidity to execute on other asset deployment opportunities.



Portfolio Acquisitions
(Dollar amounts in millions)
$106
$31
$75
$219
$106
$27
$86
$664
$546
$15
$103
$1,147
$946
$22
$179
$674
$416
$26
$232
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
BPL - Bridge/Rental
Agency RMBS
Other

Investment Activity	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Acquisitions	$ 106.0	$ 219.2	$ 663.9	$ 1,146.6	$673.7
Sales	(24.8)	(0.2)	(1.0)	(43.4)	(45.3)
Payoffs	(435.3)	(289.4)	(358.3)	(300.3)	(260.9)
Net Investment Activity	**$ (354.1)**	**$ (70.4)**	**$ 304.6**	**$ 802.9**	**$ 367.5**

See Glossary and End Notes in the Appendix.

16

NYMT

Single-Family Agency RMBS Market Market • In the quarter, mortgages rallied into year end, swept up by the market’s risk-on sentiment in anticipation of forthcoming rate cuts and the Fed’s dovish pivot. • Mortgage spreads were tighter in the quarter given the decline in interest rate volatility and underlying rates. • Although mortgage spreads are still at historically elevated levels, the pace of our Agency RMBS acquisitions slowed given the sharp spread declines in the quarter. See Glossary and End Notes in the Appendix. 17 Chart Data As of 12/31/2023 Coupon (%) N Y M T A g en cy R M B S ($ M M ) Z V Sp read (b p ) NYMT Agency RMBS Holdings ZV Spread 2.0 2.5 3.0 3.5 4.0 4.5 5.0 5.5 6.0 6.5 7.0 $0 $300 $600 $900 0 50 100 150 200 Specified Pools at Different Coupons Agency RMBS Current Coupon Spreads

Single-Family Agency RMBS Strategy Strategy • The increase in the Agency RMBS allocation has created more diversification in the portfolio, while allowing for accessible liquidity to react to market dislocations. • By ramping up the portfolio over the course of 2023, we have constructed a higher coupon portfolio with an attractive spread and carry profile. • The Agency RMBS portfolio is concentrated primarily in specified pools with low pay-ups for additional prepayment protection. Agency Portfolio Characteristics Market Value ($MM) Specified Pool % | Agency IOs % $1,989 97% | 3% See Glossary and End Notes in the Appendix. High LTV 16% Investor 2% Low FICO 33%Generic 27% State 7% Loan Bal 7% ARM 8% Specified Pool Breakdown 18 43% 29% 20% 8% 5.5% Coupon 6.0% Coupon 6.5% Coupon ARM 6.2% Coupon Specified Pool by Coupon Specified Pool Characteristics Q4 2023 Q3 2023 Outstanding UPB ($MM) $1,905 $1,528 Price $101.30 $97.71 Avg. Coupon 5.85% 5.73% WALA (months) 9.4 6.6

Jan 2023 Feb 2023 Mar 2023 Apr 2023 May 2023 Jun 2023 Jul 2023 Aug 2023 Sep 2023 Oct 2023 Nov 2023 Dec 2023 0% 50% 100% Single-Family Business Purpose Loan-Bridge Strategy Market • NYMT is growing the portfolio in BPL-Bridge loans through an increased pace of acquisitions from a larger originator base. • Origination coupons have remained relatively static despite the large rate moves lower in the quarter. Strategy • NYMT is targeting the segment of the BPL-Bridge market that has the most liquidity via the financing or sale of the underlying property. • We are limiting our go forward exposure to more niche sectors within BPL-Bridge, such as ground-up construction loans and loans collateralized by multi-family properties. • We are also targeting experienced borrowers with a low LTV profile and light rehab requirements. • Life-to-date UPB invested in BPL-Bridge is $3.5 billion. Loan Key Characteristics Portfolio as of 12/31/2023 Q4 2023 Acquisitions UPB ($MM) $920 $198 Loan Count 1,720 482 Avg. FICO 735 743 Avg. Coupon 10% 11% Avg. LTARV 65% 65% Avg. LTC 70% 73% Ground Up % 13% 3% Multi-Family % 23% — See Glossary and End Notes in the Appendix. $1,254 $1,099 $933 $884 $920 $142 $183 $208 $202 $186 $1,112 $916 $725 $682 $734 DQ 60+ % Performing DQ 60+ Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 $— $500 $1,000 $1,500 —% 25% 50% 75% 100% BPL-Bridge Loan Portfolio CompositionCash Collections* as Percentage of Monthly Scheduled Interest across BPL-Bridge Loan Portfolio 19 *Does not include principal repayments. 12 mo. average: 92% M ill io ns 20%

Single-Family

Portfolio Overview

Dollar amounts in millions

								Total Investment Portfolio 91%					Total Capital 71%	
Core Strategy	Sub-Sector	Asset Value		Net Capital		Portfolio Recourse Leverage Ratio	Total Portfolio Leverage Ratio	Key Characteristics				Current Environment
		%	$	%	$			Avg. FICO	Avg. LTV	Avg. Coupon		
BPL - Bridge	• Bridge loans • Bridge w/ Rehab loans	19%	$897	32%	$362	0.6x	1.8x	735	65%	9.63%		- Overall BPL-Bridge origination volumes increased in Q4 2023, driven by strong housing starts and robust home price gains. This aligns with NYMT's goal of increasing acquisitions in this sector.
BPL - Rental	• DSCR	6%	$282	6%	$64	0.0x	3.5x	749	68%	5.05%		- Insurance companies continue to have a strong bid for BPL-Rental loans. New origination coupons remain stable despite the decline in interest rates in the quarter. NYMT is neutral on BPL-Rental until securitization execution improves.
Performing Loan	• S&D • Other	12%	$549	12%	$133	1.3x	3.3x	717	62%	4.01%		- Increased institutional competition has led to tighter spreads in the S&D market. Many sellers are still unwilling to realize steep discounts, which has kept overall trade volumes lower. NYMT continues to deploy capital selectively in this asset class.
RPL	• Seasoned re-performing and non-performing mortgage loans	13%	$601	8%	$95	0.3x	5.6x	630	60%	5.09%		- Supply remains tight with GSEs reducing RPL sales due to increased rate volatility. Embedded downside protection via lower LTVs have kept demand for this product high. NYMT has not recently made additions to its RPL portfolio given tight spreads.
Agency RMBS	• Agency	43%	$1,989	24%	$265	6.7x	6.7x	723	82%	5.85%		- Agency spreads tightened significantly in the quarter but remain historically high due to elevated interest rate volatility. NYMT continues to increase its Agency RMBS portfolio allocation.
Non-Agency RMBS	• Non-Agency (includes Consolidated SLST securities - $157)	4%	$182	11%	$127	0.4x	0.4x	608	79%	3.66%		- Relative to the prior quarter, new issue volume rose as issuers took advantage of a tighter spread and lower rate environment. NYMT has reduced exposure to non-Agency RMBS due to better risk-return profiles elsewhere.
SFR	• Single-family rental properties	3%	$152	7%	$77	1.0x	1.0x					- Home price trends have been positive due to low supply of homes in the market. Cap rates remain low despite historic unaffordability of homeownership due to increasing mortgage rates. NYMT has not recently made additions to its SFR portfolio.

See Glossary and End Notes in the Appendix.

NYMT

20

Multi-Family Asset Class-Mezzanine Lending Asset Management Update • $30 million loan payoff in Q4 2023 at a lifetime IRR to NYMT of 13.9% (1.46x multiple). • Annual payoff rate: ◦ 2022: 32% ◦ 2023: 37% See Glossary and End Notes in the Appendix. Portfolio Update • NYMT significantly reduced originations beginning in Q1 2022. 21 Avg. Annualized Payoff Rate 28.05% Mezzanine Lending Portfolio Balance Over Time • Peak exposure to the strategy was $346MM balance in Q4 2020. • We expect the remaining 22 positions will continue a high payoff rate due to: ◦ Substantial seasoning - 29 months from origination ◦ Low property leverage - 83% Adjusted Loan-to- Value(1) • $212MM remaining exposure at the end of Q4 2023. ◦ 90% portfolio occupancy 1. Avg. Adjusted LTV of Mezzanine Lending investments represent the weighted average LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties.

Multi-Family

Asset Class-Joint Venture Equity (1)

Portfolio Update

- NYMT ceased acquisitions after April 2022.
- **$92MM** of remaining exposure as of Q4 2023.
  - **38%** held for sale
  - **62%** held and used

Asset Management Update

- NYMT is focusing on increasing occupancy levels after the completion or near completion of value-add capex programs.
- We are actively marketing and seeking disposition options on **5** properties.
- We are holding **9** properties for longer-term disposition, where the value-add program is incomplete and/or near-term market dynamics are unfavorable.

Held for Sale: JV Equity Disposal Group

State	Count	NYMT Equity Basis (millions)	% of Total	% Occupancy	Total Units	Rent Per Unit	Adjusted LTV (2)
FL	4	$23	65%	85%	1,880	$1,536	79%
AL	1	$12	35%	92%	264	$1,694	67%
Total	**5**	**$35**	**100%**	**86%**	**2,144**	**$1,557**	**78%**

Held & Used: JV Equity Removed from Disposal Group

State	Count	NYMT Equity Basis (millions)	% of Total	% Occupancy	Total Units	Rent Per Unit	Adjusted LTV (2)
FL	4	$41	72%	86%	1,145	$1,677	77%
OK	2	$6	10%	89%	957	$775	76%
TX	2	$6	10%	92%	566	$972	78%
AL	1	$4	8%	95%	429	$1,329	76%
Total	**9**	**$57**	**100%**	**89%**	**3,097**	**$1,214**	**77%**

1. Excludes JV transaction with mezzanine lending and common equity investments of $146.1 million and $2.2 million, respectively.
2. Avg. Adjusted LTV represent the weighted average LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties.

NYMT

22 *See Glossary and End Notes in the Appendix.*

Multi-Family

Portfolio Overview

Dollar amounts in millions

Total Investment Portfolio 9% | **Total Capital 27%**

Core Strategy	Sub-Sector	Asset Value %	Asset Value $	Net Capital %	Net Capital $	Key Characteristics: Avg. DSCR	Key Characteristics: Avg. Adjusted LTV (1)	Key Characteristics: Avg. Coupon	Current Environment
Mezzanine Lending	Preferred equity and mezzanine direct originations	47%	$212	50%	$210	1.24x	83%	12.24%	- Agencies remain the primary lender in the multi-family sector. - Agency volume is elevated with lower cost of funds. Leverage is still constrained primarily due to heightened operating expenses, leading to increased opportunities for mezzanine gap financing. - An increase in refinance opportunities is primarily driven by impending maturities. This is expected to continue over the next 12 months. - The current market dynamics have primed a favorable environment for future preferred equity opportunities.
Joint Venture Equity	Equity ownership of an individual multi-family property alongside an operating partner (2)	53%	$242	50%	$212	1.16x	78%	N/A	- Rent growth continues to be positive for property owners. - U.S. multi-family property sales volume fell by 70% in 2023 as compared to 2022. - Strong deliveries from new construction projects in 2024 expected; with uncertainty in future projects due to elevated debt costs and fewer banks supporting construction lending.

1. Avg. Adjusted LTV of Mezzanine Lending and Joint Venture Equity investments represent the weighted average LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties.
2. Includes JV transaction with mezzanine lending and common equity investments of $146.1 million and $2.2 million, respectively.

See Glossary and End Notes in the Appendix.

NYMT
23

2024 Focus Utilize a Strong and Flexible Balance Sheet to Capture Long-Term Value: • Maximize liquidity with low-cost operating structure to afford a patient investment approach. • Continue with increased exposure to principal- protected, highly liquid assets to offset credit portfolio run-off and to capture opportunities if the economy slows. • Invest through the strength of our asset management platform to unlock value. The Company is focused on opportunities in a market undergoing a structural landscape change. Balance sheet growth is expected to continue with Agency securities, short-term bridge loans, and structured derivatives. In this new environment, success may be achieved through organic creation of liquidity, tactical asset management, and prudent liability management. 24

Quarterly Financial Information 25

Financial Results See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. Fourth Quarter Profit & Loss Dollar amounts in millions, except per share data Description Amount EPS Contribution Interest income $ 78.8 $ 0.87 Interest expense (62.0) (0.68) Net Interest Income $ 16.8 $ 0.19 Income from real estate 42.9 0.47 Expenses related to real estate (49.7) (0.55) Net Loss from Real Estate $ (6.8) $ (0.08) Realized losses (24.8) (0.27) Unrealized gains 152.9 1.69 Losses on derivative investments (64.6) (0.71) Preferred return on mezzanine lending 4.5 0.05 Impairment of real estate (18.3) (0.20) Loss on reclassification of disposal group (16.2) (0.18) Other income 7.0 0.07 Other Income $ 40.5 $ 0.45 Total Net Interest Income, Net Loss from Real Estate & Other Income $ 50.5 $ 0.56 General & administrative expenses (11.7) (0.13) Portfolio operating expenses (6.1) (0.07) Total Expenses $ (17.8) $ (0.20) Add Back: Net loss attributable to non-controlling interest 9.2 0.10 Income tax expense — — Preferred stock dividends (10.4) (0.11) Net Income Attributable to Common Stockholders $ 31.5 $ 0.35 Add Back: Depreciation expense on operating real estate 2.2 0.02 Undepreciated Earnings* $ 33.7 $ 0.37 26

Yields By Strategy

Quarter over Quarter Comparison

Net Interest Spread (4Q'23 vs 3Q'23)

Net Interest Spread for the fourth quarter was 1.02%, up 12 bps from the prior quarter primarily attributable to an increase in yield on average interest earning assets of 18 bps due to continued investment in our Agency RMBS portfolio and an increase in the average coupon rate of business purpose loans acquired during the quarter. The increase was partially offset by an increase in average financing cost of 6 bps, primarily as a result of an increase in base interest rates related to our repurchase agreements and interest rate step-up on a residential loan securitization that occurred at the beginning of the quarter.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Single-Family					
Avg. Interest Earning Assets	$ 4,569,863	$ 3,801,646	$ 3,264,106	$ 3,132,910	$ 3,360,046
Avg. Interest Bearing Liabilities	$ 3,526,749	$ 2,764,496	$ 2,305,556	$ 2,150,130	$ 2,385,831
Yield on Avg. Interest Earning Assets*	6.11 %	5.83 %	5.87 %	6.03 %	6.31 %
Average Financing Cost*	(5.12) %	(5.04) %	(5.51) %	(5.74) %	(5.29)%
Single-Family Net Interest Spread*	**0.99 %**	**0.79 %**	**0.36 %**	**0.29 %**	**1.02 %**
Multi-Family					
Avg. Interest Earning Assets	$ 99,509	$ 127,909	$ 133,608	$ 123,671	$ 125,890
Avg. Interest Bearing Liabilities	$ –	$ –	$ –	$ –	$ –
Yield on Avg. Interest Earning Assets*	10.65 %	11.94 %	10.86 %	11.54 %	11.17 %
Average Financing Cost*	– %	– %	– %	– %	– %
Multi-Family Net Interest Spread*	**10.65 %**	**11.94 %**	**10.86 %**	**11.54 %**	**11.17 %**
Corporate/Other					
Avg. Interest Earning Assets	$ 1,000	$ 1,000	$ 1,249	$ 1,806	$ 1,901
Avg. Interest Bearing Liabilities	$ 219,739	$ 221,534	$ 205,673	$ 145,000	$ 145,000
Yield on Avg. Interest Earning Assets*	– %	– %	4.80 %	10.63 %	13.47 %
Average Financing Cost*	(6.34) %	(6.15) %	(6.45) %	(7.20) %	(6.81)%
Corporate/Other Net Interest Spread*	**(6.34)%**	**(6.15)%**	**(1.65)%**	**3.43 %**	**6.66 %**
Total					
Avg. Interest Earning Assets	$ 4,670,372	$ 3,930,555	$ 3,398,963	$ 3,258,387	$ 3,487,837
Avg. Interest Bearing Liabilities	$ 3,746,488	$ 2,986,030	$ 2,511,229	$ 2,295,130	$ 2,530,831
Yield on Avg. Interest Earning Assets*	6.21 %	6.03 %	6.07 %	6.24 %	6.49 %
Average Financing Cost*	(5.19) %	(5.13) %	(5.59) %	(5.83) %	(5.38)%
Net Interest Spread*	**1.02 %**	**0.90 %**	**0.48 %**	**0.41 %**	**1.11%**

See Glossary and End Notes in the Appendix.

**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

27

Adjusted Net Interest Income*

Quarter over Quarter Comparison

Adjusted Net Interest Income* (4Q'23 vs 3Q'23)

The increase in Adjusted Interest Income can be primarily attributed to an increase in average interest earning assets due to increased investment in Agency RMBS and business purpose loans in the fourth quarter. The increase in Adjusted Interest Expense can be attributed to additional financing of Agency RMBS purchases and residential loans and an increase in base interest rates related to our repurchase agreements. This increase was partially offset by the net interest benefit of our interest rate swaps.

Adjusted Interest Income & Adjusted Interest Expense Breakout by Investment Category

Dollar Amounts in Thousands		4Q'23		3Q'23		2Q'23		1Q'23		4Q'22
Single-Family										
Adjusted Interest Income*	$	69,851	$	55,389	$	47,941	$	47,204	$	53,022
Adjusted Interest Expense*		(45,518)		(35,150)		(31,667)		(30,407)		(31,815)
Single-Family Adjusted Net Interest Income*	**$**	**24,333**	**$**	**20,239**	**$**	**16,274**	**$**	**16,797**	**$**	**21,207**
Multi-Family										
Interest Income	$	2,670	$	3,849	$	3,618	$	3,569	$	3,514
Interest Expense		–		–		–		–		–
Multi-Family Net Interest Income	**$**	**2,670**	**$**	**3,849**	**$**	**3,618**	**$**	**3,569**	**$**	**3,514**
Corporate/Other										
Interest Income	$	–	$	–	$	15	$	48	$	64
Adjusted Interest Expense*		(3,512)		(3,433)		(3,307)		(2,547)		(2,488)
Corporate/Other Adjusted Net Interest Income*	**$**	**(3,512)**	**$**	**(3,433)**	**$**	**(3,292)**	**$**	**(2,499)**	**$**	**(2,424)**
Total Adjusted Interest Income*	$	72,521	$	59,238	$	51,574	$	50,821	$	56,600
Total Adjusted Interest Expense*		(49,030)		(38,583)		(34,974)		(32,954)		(34,303)
Total Adjusted Net Interest Income*	**$**	**23,491**	**$**	**20,655**	**$**	**16,600**	**$**	**17,867**	**$**	**22,297**

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

28

NYMT

Net Loss from Real Estate Quarter over Quarter Comparison Net Loss from Real Estate (4Q’23 vs 3Q’23) The decrease in net loss from real estate during the quarter was primarily due to a decrease in operating expenses as a result of sales of multi- family real estate assets held by consolidated joint venture equity investments in the prior quarters. 1. See Slide 42 for amounts of depreciation expense related to operating real estate attributable to the Company. See Glossary and End Notes in the Appendix. Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Income from real estate $ 42,861 $ 42,391 $ 44,776 $ 41,746 $ 39,414 Expenses related to real estate: Interest expense, mortgages payable on real estate (22,063) (21,604) (24,075) (22,478) (19,566) Depreciation expense on operating real estate (1) (6,249) (6,204) (6,128) (6,039) (5,910) Other real estate expenses (21,356) (22,371) (22,328) (22,180) (20,884) Total expenses related to real estate $ (49,668) $ (50,179) $ (52,531) $ (50,697) $ (46,360) Net Loss from Real Estate $ (6,807) $ (7,788) $ (7,755) $ (8,951) $ (6,946) 29

Other Income (Loss)

Quarter over Quarter Comparison

Realized (Losses) Gains, Net (4Q'23 vs 3Q'23)
Net realized losses on investment securities in the fourth quarter are primarily related to the sale of non-Agency RMBS and CMBS, as well as the write-down of a non-Agency RMBS investment. Net realized losses on residential loans is primarily related to losses incurred on foreclosed properties.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Residential loans	$ (12,888)	$ (1,638)	$ 707	$ 1,081	$ 789
Investment securities	(11,951)	(2,041)	(329)	–	(31)
Total Realized (Losses) Gains, net	**$ (24,839)**	**$ (3,679)**	**$ 378**	**$ 1,081**	**$ 758**

Unrealized Gains (Losses), Net (4Q'23 vs 3Q'23)
Unrealized gains recognized in the fourth quarter can be attributed to a decrease in interest rates and tighter credit spreads, which impacted the fair value of our Agency RMBS, residential loans and first loss subordinated securities we own in Consolidated SLST.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Residential loans	$ 68,931	$ (21,418)	$ (6,970)	$ 29,247	$ (37,136)
Consolidated SLST	9,338	(9,325)	(12,328)	2,299	(4,923)
Preferred equity and mezzanine loan investments	131	(17)	513	452	279
Investment securities	74,534	(30,535)	(8,509)	853	(2,152)
Total Unrealized Gains (Losses), net	**$ 152,934**	**$ (61,295)**	**$ (27,294)**	**$ 32,851**	**$ (43,932)**

See Glossary and End Notes in the Appendix.

30

NYMT

Other Income (Loss) Quarter over Quarter Comparison (Losses) Gains on Derivative Instruments, Net (4Q’23 vs 3Q’23) Net losses on derivative investments in the fourth quarter are primarily related to unrealized losses on interest rate swaps as a result of a decrease in interest rates during the period. Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Unrealized (losses) gains on derivative instruments $ (63,927) $ 20,555 $ 18,361 $ (4,362) $ 2,260 Realized (losses) gains on derivative instruments (655) 438 3,212 — 3 Total (Losses) Gains on Derivative Investments, net $ (64,582) $ 20,993 $ 21,573 $ (4,362) $ 2,263 See Glossary and End Notes in the Appendix. 31 Income from Equity Investments (4Q’23 vs 3Q’23) The increase in income from equity investments in the fourth quarter is primarily related to unrealized gains recognized on an equity investment in an entity that originates residential loans and unrealized gains recognized on two unconsolidated joint venture equity investments. Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Preferred return on preferred equity investments accounted for as equity $ 4,485 $ 4,484 $ 5,027 $ 5,313 $ 5,260 Unrealized gains, net on preferred equity investments accounted for as equity 317 194 5 638 151 Income (loss) from unconsolidated joint venture equity investments in multi-family properties 647 (2,622) (2,376) 1,060 (925) Income (loss) from entities that invest in or originate residential properties and loans 3,113 — — (2,500) (468) Total Income from Equity Investments $ 8,562 $ 2,056 $ 2,656 $ 4,511 $ 4,018

Other Income (Loss)

Quarter over Quarter Comparison

Impairment of Real Estate (4Q'23 vs 3Q'23)
The fair value of real estate in disposal group held for sale decreased in the fourth quarter due to lower valuations as a result of lower net operating income and slightly wider cap rates, resulting in additional impairment losses recognized during the quarter.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Impairment of Real Estate	**$ (18,252)**	**$ (44,157)**	**$ (16,864)**	**$ (10,275)**	**$ (2,449)**

Loss on Reclassification of Disposal Group (4Q'23 vs 3Q'23)
In December 2023, we suspended the marketing of nine joint venture equity investments that were held for sale primarily due to unfavorable market conditions and a lack of transactional activity in the multi-family market. We reclassified these investments to held and used, remeasured the real estate assets held by the joint venture equity investments at the lower of fair value or carrying amount before the real estate assets were classified as held for sale, adjusted for depreciation and amortization expense that would have been recognized had the real estate assets been continuously classified as held and used, and recorded a loss on reclassification of disposal group.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Loss on Reclassification of Disposal Group	**$ (16,163)**	**$ –**	**$ –**	**$ –**	**$ –**

Other Income (4Q'23 vs 3Q'23)
The increase in other income in the fourth quarter is primarily related to the gain on sale of a multi-family real estate asset in disposal group held for sale.

Dollar Amounts in Thousands	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Preferred equity and mezzanine loan premiums resulting from early redemption	$ 76	$ 128	$ 186	$ –	$ 111
Gain on sale of real estate	2,884	–	1,879	–	–
(Loss) gain on extinguishment of collateralized debt obligations and mortgages payable on real estate	(103)	–	(1,863)	1,170	3,305
Miscellaneous income	168	11	95	105	44
Total Other Income	**$ 3,025**	**$ 139**	**$ 297**	**$ 1,275**	**$ 3,460**

See Glossary and End Notes in the Appendix.

NYMT

32

Expense Analysis Quarter over Quarter Comparison General and Administrative Expenses (4Q’23 vs 3Q’23) Portfolio Operating Expenses (4Q’23 vs 3Q’23) Portfolio operating expenses increased due to additional legal fees incurred related to asset management of our BPL-Bridge portfolio. Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Salaries, benefits and directors' compensation $ 8,773 $ 8,649 $ 9,820 $ 9,367 $ 9,955 Other general and administrative expenses 2,968 3,177 3,496 3,316 3,342 Total General and Administrative Expenses $ 11,741 $ 11,826 $ 13,316 $ 12,683 $ 13,297 Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Portfolio Operating Expenses $ 6,072 $ 5,161 $ 5,649 $ 7,070 $ 8,585 See Glossary and End Notes in the Appendix. 33

Other Comprehensive Income (Loss) Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Net Income (Loss) Attributable to Company's Common Stockholders $ 31,465 $ (94,819) $ (37,202) $ 10,521 $ (48,076) Other Comprehensive Income (Loss): Increase (decrease) in fair value of investment securities available for sale 1 (65) (383) 591 83 Reclassification adjustment for net loss included in net income 1,822 — — — — Total Other Comprehensive Income (Loss) 1,823 (65) (383) 591 83 Comprehensive Income (Loss) Attributable to Company's Common Stockholders $ 33,288 $ (94,884) $ (37,585) $ 11,112 $ (47,993) See Glossary and End Notes in the Appendix. 34

Book Value

Changes in Book Value

The following table analyzes the changes in GAAP Book Value and Adjusted Book Value* of our common stock for the quarter and year ended December 31, 2023.

	Quarter Ended December 31, 2023			Year Ended December 31, 2023		
Amounts in Thousands, except per share	Amount	Shares	Per Share	Amount	Shares	Per Share
Beginning Balance, GAAP Book Value	$ 1,021,118	90,684	$ 11.26	$ 1,210,091	91,194	$ 13.27
Common stock issuance, net	2,904	(9)		8,825	419	
Common stock repurchases	–	–		(8,615)	(938)	
Preferred stock repurchases	–	–		109	–	
Balance after share activity	1,024,022	90,675	11.29	1,210,410	90,675	13.35
Adjustment of redeemble non-controlling interest to estimated redemption value	(13,019)		(0.14)	14,175		0.16
Dividends and dividend equivalents declared	(18,789)		(0.21)	(111,014)		(1.23)
Net change in accumulated other comprehensive loss:						
Investment securities available for sale	1,823		0.02	1,966		0.02
Net income (loss) attributable to Company's common stockholders	31,465		0.35	(90,035)		(0.99)
Ending Balance, GAAP Book Value	**$ 1,025,502**	**90,675**	**$ 11.31**	**$ 1,025,502**	**90,675**	**$ 11.31**
Add:						
Cumulative depreciation expense on real estate [(1)]	21,801		0.24	21,801		0.24
Cumulative amortization of lease intangibles related to real estate [(1)]	14,897		0.17	14,897		0.17
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value	30,062		0.33	30,062		0.33
Adjustment of amortized cost liabilities to fair value	55,271		0.61	55,271		0.61
Ending Balance, Adjusted Book Value*	**$ 1,147,533**	**90,675**	**$ 12.66**	**$ 1,147,533**	**90,675**	**$ 12.66**

(1) Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized.

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

NYMT

35

Annual and Quarterly Returns

Economic/Total Rate

Economic Return:
Change in book value per share for the period + Dividend per share declared for the period, divided by the beginning period book value per share.

Economic Return on Adjusted Book Value:*
Change in Adjusted Book Value per share for the period + Dividend per share declared for the period, divided by the beginning period Adjusted Book Value per share.

	2023	4Q'23	3Q'23	2Q'23	1Q'23	2022	2021	2020
Book Value per share								
Beginning	$ 13.27	$ 11.26	$ 12.44	$ 12.95	$ 13.27	$ 18.81	$ 18.84	$ 23.12
Ending	$ 11.31	$ 11.31	$ 11.26	$ 12.44	$ 12.95	$ 13.27	$ 18.81	$ 18.84
Change in Book Value per share	**$ (1.96)**	**$ 0.05**	**$ (1.18)**	**$ (0.51)**	**$ (0.32)**	**$ (5.54)**	**$ (0.03)**	**$ (4.28)**
Dividends								
Q1	$ 0.40				$ 0.40	$ 0.40	$ 0.40	$ –
Q2	0.30			$ 0.30		0.40	0.40	0.20
Q3	0.30		$ 0.30			0.40	0.40	0.30
Q4	0.20	$ 0.20				0.40	0.40	0.40
Total	**$ 1.20**	**$ 0.20**	**$ 0.30**	**$ 0.30**	**$ 0.40**	**$ 1.60**	**$ 1.60**	**$ 0.90**
Economic Return	**(5.7)%**	**2.2 %**	**(7.1)%**	**(1.6)%**	**0.6 %**	**(20.9)%**	**8.3 %**	**(14.6)%**
Adjusted Book Value per share*								
Beginning	$ 15.89	$ 12.93	$ 14.32	$ 15.41	$ 15.89	$ 18.89	$ 18.82	$ 23.08
Ending	$ 12.66	$ 12.66	$ 12.93	$ 14.32	$ 15.41	$ 15.89	$ 18.89	$ 18.82
Change in Adjusted Book Value per share	**$ (3.23)**	**$ (0.27)**	**$ (1.39)**	**$ (1.09)**	**$ (0.48)**	**$ (3.00)**	**$ 0.07**	**$ (4.26)**
Economic Return on Adjusted Book Value*	**(12.8)%**	**(0.5)%**	**(7.6)%**	**(5.1)%**	**(0.5)%**	**(7.4)%**	**8.7 %**	**(14.5)%**

Total Rate of Return:
Change in Stock Price for the period + Dividend per share declared for the period, divided by the beginning period Stock Price.

	2023	4Q'23	3Q'23	2Q'23	1Q'23	2022	2021	2020
Stock Price								
Beginning	$ 10.24	$ 8.49	$ 9.92	$ 9.96	$ 10.24	$ 14.88	$ 14.76	$ 24.92
Ending	$ 8.53	$ 8.53	$ 8.49	$ 9.92	$ 9.96	$ 10.24	$ 14.88	$ 14.76
Change in Stock Price	**$ (1.71)**	**$ 0.04**	**$ (1.43)**	**$ (0.04)**	**$ (0.28)**	**$ (4.64)**	**$ 0.12**	**$ (10.16)**
Total Rate of Return	**(5.0)%**	**2.8 %**	**(11.4)%**	**2.6 %**	**1.2 %**	**(20.4)%**	**11.7 %**	**(37.2)%**

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

36
NYMT

Appendix 37

Non-GAAP Financial Measures Adjusted Net Interest Income and Net Interest Spread In addition to the results presented in accordance with GAAP, this supplemental presentation includes certain non-GAAP financial measures, including adjusted interest income, adjusted interest expense, adjusted net interest income, yield on average interest earning assets, average financing cost, net interest spread, undepreciated earnings and adjusted book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance and trends using the metrics that management uses to operate our business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this supplemental presentation to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated. Financial results for the Company during a given period include the net interest income earned on our investment portfolio of residential loans, RMBS, CMBS, ABS and preferred equity investments and mezzanine loans, where the risks and payment characteristics are equivalent to and accounted for as loans (collectively, our “interest earning assets”). Adjusted net interest income and net interest spread (both supplemental non-GAAP financial measures) are impacted by factors such as our cost of financing, including our hedging costs, and the interest rate that our investments bear. Furthermore, the amount of premium or discount paid on purchased investments and the prepayment rates on investments will impact adjusted net interest income as such factors will be amortized over the expected term of such investments. We provide the following non-GAAP financial measures, in total and by investment category, for the respective periods: • Adjusted Interest Income – calculated as our GAAP interest income reduced by the interest expense recognized on Consolidated SLST CDOs, • Adjusted Interest Expense – calculated as our GAAP interest expense reduced by the interest expense recognized on Consolidated SLST CDOs and adjusted to include the net interest component of interest rate swaps, • Adjusted Net Interest Income – calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income, • Yield on Average Interest Earning Assets – calculated as the quotient of our Adjusted Interest Income and our average interest earning assets and excludes all Consolidated SLST assets other than those securities owned by the Company, • Average Financing Cost – calculated as the quotient of our Adjusted Interest Expense and the average outstanding balance of our interest bearing liabilities, excluding Consolidated SLST CDOs and mortgages payable on real estate, and • Net Interest Spread – calculated as the difference between our Yield on Average Interest Earning Assets and our Average Financing Cost. These measures remove the impact of Consolidated SLST that we consolidate in accordance with GAAP and include the net interest component of interest rate swaps utilized to hedge the variable cash flows associated with our variable-rate borrowings, which is included in gains (losses) on derivative instruments, net in the Company's consolidated statements of operations. With respect to Consolidated SLST, we only include the interest income earned by the Consolidated SLST securities that are actually owned by the Company as the Company only receives income or absorbs losses related to the Consolidated SLST securities actually owned by the Company. We include the net interest component of interest rate swaps in these measures to more fully represent the cost of our financing strategy. We provide the non-GAAP financial measures listed above because we believe these non-GAAP financial measures provide investors and management with additional detail and enhance their understanding of our interest earning asset yields, in total and by investment category, relative to the cost of our financing and the underlying trends within our portfolio of interest earning assets. In addition to the foregoing, our management team uses these measures to assess, among other things, the performance of our interest earning assets in total and by asset, possible cash flows from our interest earning assets in total and by asset, our ability to finance or borrow against the asset and the terms of such financing and the composition of our portfolio of interest earning assets, including acquisition and disposition determinations. Prior to the quarter ended December 31, 2022, we also reduced GAAP interest expense by the interest expense on mortgages payable on real estate. Commencing with the quarter ended December 31, 2022, we reclassified the interest expense on mortgages payable on real estate to expenses related to real estate on our consolidated statements of operations and, as such, it is no longer included in GAAP interest expense. Prior period disclosures have been conformed to the current period presentation. The following slides present reconciliations of GAAP interest income to Adjusted Interest Income, GAAP interest expense to Adjusted Interest Expense and GAAP net interest income to Adjusted Net Interest Income for our single-family and corporate/other portfolios and the Company for the periods indicated. See Glossary and End Notes in the Appendix. 38

Non-GAAP Financial Measures Reconciliation of Single-Family Adjusted Net Interest Income Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Single-Family GAAP interest income $ 76,119 $ 61,346 $ 53,907 $ 53,519 $ 59,370 GAAP interest expense (57,489) (44,101) (38,542) (36,759) (38,163) GAAP total net interest income $ 18,630 $ 17,245 $ 15,365 $ 16,760 $ 21,207 GAAP interest income $ 76,119 $ 61,346 $ 53,907 $ 53,519 $ 59,370 Adjusted for: Consolidated SLST CDO interest expense (6,268) (5,957) (5,966) (6,315) (6,348) Adjusted Interest Income $ 69,851 $ 55,389 $ 47,941 $ 47,204 $ 53,022 GAAP interest expense $ (57,489) $ (44,101) $ (38,542) $ (36,759) $ (38,163) Adjusted for: Consolidated SLST CDO interest expense 6,268 5,957 5,966 6,315 6,348 Net interest benefit of interest rate swaps 5,703 2,994 909 37 — Adjusted Interest Expense $ (45,518) $ (35,150) $ (31,667) $ (30,407) $ (31,815) Adjusted Net Interest Income (1) $ 24,333 $ 20,239 $ 16,274 $ 16,797 $ 21,207 (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. See Glossary and End Notes in the Appendix. 39

Non-GAAP Financial Measures Reconciliation of Corporate/Other Adjusted Net Interest Income Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 Corporate/Other GAAP interest income $ — $ — $ 15 $ 48 $ 64 GAAP interest expense (4,500) (4,305) (3,862) (2,576) (2,488) GAAP total net interest income $ (4,500) $ (4,305) $ (3,847) $ (2,528) $ (2,424) GAAP interest expense $ (4,500) $ (4,305) $ (3,862) $ (2,576) $ (2,488) Adjusted for: Net interest benefit of interest rate swaps 988 872 555 29 — Adjusted Interest Expense $ (3,512) $ (3,433) $ (3,307) $ (2,547) $ (2,488) Adjusted Net Interest Income (1) $ (3,512) $ (3,433) $ (3,292) $ (2,499) $ (2,424) (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from GAAP Interest Income. See Glossary and End Notes in the Appendix. 40

Non-GAAP Financial Measures Reconciliation of Total Adjusted Net Interest Income (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. Dollar Amounts in Thousands 4Q'23 3Q'23 2Q'23 1Q'23 4Q'22 GAAP interest income $ 78,789 $ 65,195 $ 57,540 $ 57,136 $ 62,948 GAAP interest expense (61,989) (48,406) (42,404) (39,335) (40,651) GAAP total net interest income $ 16,800 $ 16,789 $ 15,136 $ 17,801 $ 22,297 GAAP interest income $ 78,789 $ 65,195 $ 57,540 $ 57,136 $ 62,948 Adjusted for: Consolidated SLST CDO interest expense (6,268) (5,957) (5,966) (6,315) (6,348) Adjusted Interest Income $ 72,521 $ 59,238 $ 51,574 $ 50,821 $ 56,600 GAAP interest expense $ (61,989) $ (48,406) $ (42,404) $ (39,335) $ (40,651) Adjusted for: Consolidated SLST CDO interest expense 6,268 5,957 5,966 6,315 6,348 Net interest benefit of interest rate swaps 6,691 3,866 1,464 66 — Adjusted Interest Expense $ (49,030) $ (38,583) $ (34,974) $ (32,954) $ (34,303) Adjusted Net Interest Income (1) $ 23,491 $ 20,655 $ 16,600 $ 17,867 $ 22,297 See Glossary and End Notes in the Appendix. 41

Non-GAAP Financial Measures

Undepreciated Earnings (Loss)

Undepreciated Earnings (Loss) is a supplemental non-GAAP financial measure defined as GAAP net income (loss) attributable to Company's common stockholders excluding the Company's share in depreciation expense and lease intangible amortization expense related to operating real estate, net. By excluding these non-cash adjustments from our operating results, we believe that the presentation of Undepreciated Earnings (Loss) provides a consistent measure of our operating performance and useful information to investors to evaluate the effective net return on our portfolio. In addition, we believe that presenting Undepreciated Earnings (Loss) enables our investors to measure, evaluate, and compare our operating performance to that of our peers.

A reconciliation of net income (loss) attributable to Company's common stockholders to Undepreciated Earnings (Loss) for the periods indicated is presented below:

Dollar Amounts in Thousands (except per share data)	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22
Net income (loss) attributable to Company's common stockholders	$ 31,465	$ (94,819)	$ (37,202)	$ 10,521	$ (48,076)
Add:					
Depreciation expense on operating real estate	2,232	2,182	2,180	2,120	1,960
Amortization of lease intangibles related to operating real estate	–	–	–	–	–
Undepreciated Earnings (Loss)	**$ 33,697**	**$ (92,637)**	**$ (35,022)**	**$ 12,641**	**$ (46,116)**
Weighted average shares outstanding - basic	90,683	90,984	91,193	91,314	92,548
Undepreciated Earnings (Loss) per common share	**$ 0.37**	**$ (1.02)**	**$ (0.38)**	**$ 0.14**	**$ (0.50)**

See Glossary and End Notes in the Appendix.

NYMT
42

Non-GAAP Financial Measures Adjusted Book Value Per Common Share Previously, we presented undepreciated book value per common share as a non-GAAP financial measure. Commencing with the quarter ended December 31, 2022, we discontinued disclosure of undepreciated book value per common share and instead present Adjusted Book Value per common share, also a non- GAAP financial measure. When presented in prior periods, undepreciated book value was calculated by excluding from GAAP book value the Company's share of cumulative depreciation and lease intangible amortization expenses related to real estate held at the end of the period. Since we began disclosing undepreciated book value, we identified additional items as materially affecting our book value and believe they should also be incorporated in order to provide a more useful non- GAAP measure for investors to evaluate our current performance and trends and facilitate the comparison of our financial performance and Adjusted Book Value per common share to that of our peers. Accordingly, we calculate Adjusted Book Value per common share by making the following adjustments to GAAP book value: (i) exclude the Company's share of cumulative depreciation and lease intangible amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, (ii) exclude the cumulative adjustment of redeemable non-controlling interests to estimated redemption value and (iii) adjust our liabilities that finance our investment portfolio to fair value. Our rental property portfolio includes fee simple interests in single-family rental homes and joint venture equity interests in multi-family properties owned by Consolidated Real Estate VIEs. By excluding our share of cumulative non-cash depreciation and amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, adjusted book value reflects the value, at their undepreciated basis, of our single-family rental properties and joint venture equity investments that the Company has determined to be recoverable at the end of the period. Additionally, in connection with third party ownership of certain of the non-controlling interests in certain of the Consolidated Real Estate VIEs, we record redeemable non-controlling interests as mezzanine equity on our consolidated balance sheets. The holders of the redeemable non-controlling interests may elect to sell their ownership interests to us at fair value once a year, subject to annual minimum and maximum amount limitations, resulting in an adjustment of the redeemable non-controlling interests to fair value that is accounted for by us as an equity transaction in accordance with GAAP. A key component of the estimation of fair value of the redeemable non-controlling interests is the estimated fair value of the multi-family apartment properties held by the applicable Consolidated Real Estate VIEs. However, because the corresponding real estate assets are not reported at fair value and thus not adjusted to reflect unrealized gains or losses in our consolidated financial statements, the cumulative adjustment of the redeemable non-controlling interests to fair value directly affects our GAAP book value. By excluding the cumulative adjustment of redeemable non-controlling interests to estimated redemption value, Adjusted Book Value more closely aligns the accounting treatment applied to these real estate assets and reflects our joint venture equity investment at its undepreciated basis. The substantial majority of our remaining assets are financial or similar instruments that are carried at fair value in accordance with the fair value option in our consolidated financial statements. However, unlike our use of the fair value option for the assets in our investment portfolio, the CDOs issued by our residential loan securitizations, senior unsecured notes and subordinated debentures that finance our investment portfolio assets are carried at amortized cost in our consolidated financial statements. By adjusting these financing instruments to fair value, Adjusted Book Value reflects the Company's net equity in investments on a comparable fair value basis. We believe that the presentation of Adjusted Book Value per common share provides a more useful measure for investors and us than undepreciated book value as it provides a more consistent measure of our value, allows management to effectively consider our financial position and facilitates the comparison of our financial performance to that of our peers. The following slide presents a reconciliation of GAAP book value to Adjusted Book Value and calculation of Adjusted Book Value per common share as of the dates indicated. See Glossary and End Notes in the Appendix. 43

Non-GAAP Financial Measures

Reconciliation of Adjusted Book Value Per Common Share

Dollar Amounts in Thousands (except per share data)		4Q'23		3Q'23		2Q'23		1Q'23		4Q'22
Company's stockholders' equity	$	1,579,612	$	1,575,228	$	1,690,712	$	1,737,506	$	1,767,216
Preferred stock liquidation preference		(554,110)		(554,110)		(555,699)		(556,645)		(557,125)
GAAP Book Value		1,025,502		1,021,118		1,135,013		1,180,861		1,210,091
Add:										
Cumulative depreciation expense on real estate [1]		21,801		21,817		23,157		33,553		31,433
Cumulative amortization of lease intangibles related to real estate [1]		14,897		21,356		30,843		59,844		59,844
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value		30,062		17,043		27,640		44,237		44,237
Adjustment of amortized cost liabilities to fair value		55,271		90,929		90,129		86,978		103,066
Adjusted Book Value	**$**	**1,147,533**	**$**	**1,172,263**	**$**	**1,306,782**	**$**	**1,405,473**	**$**	**1,448,671**
Common shares outstanding		90,675		90,684		91,250		91,180		91,194
GAAP book value per common share	$	11.31	$	11.26	$	12.44	$	12.95	$	13.27
Adjusted Book Value per common share	**$**	**12.66**	**$**	**12.93**	**$**	**14.32**	**$**	**15.41**	**$**	**15.89**

(1) Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized.

See Glossary and End Notes in the Appendix.

NYMT
44

Glossary The following defines certain of the commonly used terms in this presentation: "ABS" refers to asset-backed securities; "Adjusted Book Value" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Book Value Per Common Share"; "Adjusted Interest Income" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Adjusted Interest Expense" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Adjusted Net Interest Income" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Agency" refers to CMBS or RMBS representing interests in or obligations backed by pools of mortgage loans issued and guaranteed by a government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); "ARMs" refers to adjustable-rate RMBS; "Average Financing Cost" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Average Interest Earning Assets" include residential loans, multi-family loans and investment securities and exclude all Consolidated SLST assets other than those securities owned by the Company. Average Interest Earning Assets is calculated based on the daily average amortized cost for the periods indicated; "Average Interest Bearing Liabilities" is calculated each quarter based on the daily average outstanding balance for the respective periods and include repurchase agreements, residential loan securitization CDOs, senior unsecured notes and subordinated debentures and exclude Consolidated SLST CDOs and mortgages payable on real estate as the Company does not directly incur interest expense on these liabilities that are consolidated for GAAP purposes; "BPL" refers to business purpose loans; "BPL-Bridge" refers to short-term business purpose loans collateralized by residential properties made to investors who intend to rehabilitate and sell the residential property for a profit; "BPL-Rental" refers to business purpose loans which finance (or refinance) non-owner occupied residential properties that are rented to one or more tenants; "Capital Allocation" refers to the net capital allocated (see Appendix - "Capital Allocation"); "CDO" or "collateralized debt obligation" includes debt that permanently finances the residential loans held in Consolidated SLST and the Company's residential loans held in securitization trusts that we consolidate or consolidated in our financial statements in accordance with GAAP; "CMBS" refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities issued by a GSE, as well as PO, IO or mezzanine securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; "Company Recourse Leverage Ratio" represents total outstanding recourse repurchase agreement financing plus subordinated debentures and senior unsecured notes divided by the Company's total stockholders' equity. Does not include non-recourse repurchase agreement financing, collateralized debt obligations and mortgages payable on real estate as they are non-recourse debt to the Company; "Consolidated Real Estate VIEs" refers to Consolidated VIEs that own multi-family properties; "Consolidated SLST" refers to a Freddie Mac-sponsored residential mortgage loan securitization, comprised of seasoned re-performing and non-performing residential mortgage loans, of which we own the first loss subordinated securities and certain IOs, that we consolidate in our financial statements in accordance with GAAP; "Consolidated SLST CDOs" refers to the debt that permanently finances the residential mortgage loans held in Consolidated SLST that we consolidate in our financial statements in accordance with GAAP; "Consolidated VIEs" refers to variable interest entities (“VIEs”) where the Company is the primary beneficiary, as it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE and that the Company consolidates in its consolidated financial statements in accordance with GAAP; "Corporate Debt" refers to subordinated debentures and senior unsecured notes, collectively; "CRE" refers to commercial real estate; "DSCR" refers to debt service coverage ratio; "Economic Return" is calculated based on the periodic change in GAAP book value per share plus dividends declared per common share during the respective period; 45

Glossary "Economic Return on Adjusted Book Value" is calculated based on the periodic change in Adjusted Book Value per common share, a supplemental non-GAAP measure, plus dividends declared per common share during the respective periods; "IOs" refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; "JV" refers to joint venture; "LTARV" refers to loan-to-after repair value ratio; "LTC" refers to loan-to-cost ratio; "LTV" refers to loan-to-value ratio; "Market Capitalization" is the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock market prices as of the date indicated; "MBS" refers to mortgage-backed securities; "Mezzanine Lending" refers to the Company's preferred equity in, and mezzanine loans to, entities that have multi-family real estate assets; "MF" refers to multi-family; "MTM" refers to mark-to-market; "Net Capital" refers to the net carrying value of assets and liabilities related to a strategy; "Net Interest Spread" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "non-Agency RMBS" refers to RMBS that are not guaranteed by any agency of the U.S. Government or GSE; "Portfolio Recourse Leverage Ratio" represents outstanding recourse repurchase agreement financing divided by the Company's total stockholders' equity; "RMBS" refers to residential mortgage-backed securities backed by adjustable-rate, hybrid adjustable-rate, or fixed-rate residential loans; "RPL" refers to pools of seasoned re-performing, non-performing and other delinquent mortgage loans secured by first liens on one- to four-family properties; "S&D" refers to scratch and dent mortgage loans secured by a mortgage lien on a one- to four- family residential property intended by the originator to conform with Fannie Mae, Freddie Mac or other conduit standards but did not meet the originally intended origination guidelines due to errors in relevant documentation, credit underwriting of the borrower, consumer disclosures or other applicable requirements; "SF" refers to single-family; "SFR" refers to single-family rental properties; "Specified Pools" includes the Company's Agency fixed rate RMBS and Agency ARMs; "Total Investment Portfolio" refers to the carrying value of investments actually owned by the Company (see Appendix – “Capital Allocation”); "Total Portfolio Leverage Ratio" represents outstanding repurchase agreement financing plus residential CDOs issued by the Company related to the strategy divided by the Net Capital allocated to the strategy; "Total Rate of Return" is calculated based on the change in price of the Company's common stock plus dividends declared per common share during the respective period; "Undepreciated Earnings (Loss)" has the meaning set forth in "Non-GAAP Financial Measures—Undepreciated Earnings (Loss)"; "UPB" refers to unpaid principal balance; "WA" refers to weighted average; "WALA" refers to weighted average loan age; "WAR" refers to weighted average interest rate as of the end of the period; "Yield on Average Interest Earning Assets" has the meaning set forth in "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; and "ZV Spread" refers to zero-volatility spread. 46

End Notes Slide 1 − Image(s) used under license from Powerpoint Stock Images. Slide 3 − Image(s) used under license from Powerpoint Stock Images. Slide 4 − Image(s) used under license from Powerpoint Stock Images. Slide 5 − Image(s) used under license from Powerpoint Stock Images. Slide 6 − Refer to Appendix - "Capital Allocation" for a detailed breakout of Capital Allocation and Total Investment Portfolio. Agency RMBS with total net capital allocated of $265.2 million are included in Single- Family in the Appendix - "Capital Allocation" table. Slide 7 − Available cash as of December  31, 2023 is calculated as unrestricted cash of $187.1 million less $15.6 million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. Slide 8 − "Commercial Mortgage Maturities by Lender Type" data sourced from Trepp Inc. − Percentage of CRE debt held by banks and "Treasury Debt" data sourced from Congressional Budget Office, Budget and Economic Data. Slide 10 − Available cash is calculated as unrestricted cash of $187.1 million less $15.6 million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. − Financing of unencumbered assets represents the estimated available repurchase agreement and revolver securitization financings for the Company's residential loans, investment securities and single-family rental properties as of December 31, 2023. − Additional financing of under-levered assets represents the estimated additional financing available for residential loans, investment securities and CDOs repurchased from residential loan securitizations under the Company's current repurchase agreements as of December 31, 2023. − % Market Capitalization is calculated as the quotient of (i) Available Cash, Financing of Unencumbered Assets, Additional Financing of Under- Levered Assets or Total Deployment Availability and (ii) the Company's total market capitalization as of December 31, 2023. − NYMT Investment Portfolio Size amounts represent the investment portfolio carrying values as of end of the periods presented (see Appendix – “Capital Allocation”). Slide 11 − Image(s) used under license from Powerpoint Stock Images. Slide 12 − Dividend yield calculated using the current quarter dividend declared on common stock and the closing share price of the Company's common stock on December 31, 2023. − Total Portfolio Size and Portfolio Allocation of the investment portfolio represent investment portfolio carrying value as of December 31, 2023 (see Appendix – “Capital Allocation”). Agency RMBS with a carrying value of $2.0 billion are included in Single-Family investment securities available for sale in the Appendix - "Capital Allocation" table. − EPS Contribution amounts are calculated as the quotient of net interest income and the weighted average shares outstanding for the periods indicated. − Available Cash represents unrestricted cash at quarter-end for each of the periods indicated less cash held by the Company's consolidated multi- family properties not in disposal group held for sale. Slide 13 − Amounts for Senior Unsecured Notes and Subordinated Debentures represent the outstanding note balance. − MTM Repo - Agency includes repurchase agreement financing subject to margin calls used to fund the purchase of Agency RMBS. − MTM Repo - Credit includes repurchase agreement financing subject to margin calls used to fund the purchase of residential loans, single-family rental properties and non-Agency RMBS. − Non-MTM Repo - Credit includes repurchase agreement financing not subject to margin calls used to fund the purchase of residential loans. − Securitization Financing includes residential loan securitizations. − MTM Repo, Non-MTM Repo and Securitization Financing amounts represent the outstanding loan amount or note balance. − Available Cash represents unrestricted cash at quarter-end for each of the periods indicated less cash held by the Company's consolidated multi- family properties not in disposal group held for sale. 47

− Specified Pool Breakdown percentages are calculated based on the aggregate fair value of each classification group as of December 31, 2023. − Specified Pool by Coupon percentages are calculated based on the aggregate fair value of each classification group as of December 31, 2023. Slide 19 − Life-to-date UPB Invested includes purchased interest bearing balances and funded interest bearing holdback for the BPL- Bridge strategy. − Cash collections as percentage of monthly scheduled interest is calculated as the quotient of aggregate coupon interest, default interest, late fees and extension fees collected from BPL-Bridge borrowers in the periods presented and aggregate coupon accrual calculated using the outstanding interest bearing balance and the contractual note rate of BPL-Bridge loans for the periods presented. − Average FICO and Average Coupon represent the weighted average borrower FICO score and weighted average gross coupon rate. − Ground up and multi-family percentages are calculated using the interest bearing balances of BPL-Bridge loans. − Average LTARV represents the weighted average LTARV calculated using the maximum loan amount and original after- repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). − Average LTC represents the weighted average LTC calculated using the initial loan amount at origination (exclusive of any debt service, rehab escrows and other escrows or other amounts not funded to the borrower at closing) and initial cost basis. Initial cost basis is calculated as the purchase cost for non- re-financed loans or the as-is-value for re-financed loans. − DQ 60+ refers to loans greater than 60 days delinquent. − Dollar amounts shown in the BPL-Bridge Portfolio Composition chart represent the interest bearing balances of BPL-Bridge loans as of the end of the periods indicated. End Notes Slide 14 − Other Investments include an equity investment in an entity that originates residential loans. − Portfolio Asset amounts for BPL-Bridge, RPL, Performing Loans, BPL- Rental, Non-Agency RMBS, Mezzanine Lending, Agency RMBS and Other Investments represent the fair value of the assets as of December 31, 2023. − Portfolio Asset amount for SFR represents the net depreciated value of the real estate assets as of December 31, 2023. − Joint Venture Equity Portfolio Asset amount represents the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties as of December 31, 2023. Refer to Appendix - "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments" for a detailed breakout. − Available cash is calculated as unrestricted cash of $187.1 million less $15.6 million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. Slide 15 − Image(s) used under license from Powerpoint Stock Images. Slide 16 − Portfolio Acquisitions represent the cost of assets acquired by the Company during the periods presented. BPL - Bridge/Rental acquisitions include draws funded for BPL-Bridge loans during the period. Slide 17 − ZV Spreads at indicated coupon percentages sourced from Bloomberg. − NYMT Agency RMBS Holdings in the Specified Pools at Different Coupon chart represent the fair value of fixed rate Agency RMBS as of December 31, 2023. − NYMT Agency RMBS Holdings in the Agency RMBS Current Coupon Spreads chart represent the fair value of Agency RMBS as of December 31, 2023. − Agency RMBS Current Coupon Spreads sourced from Bloomberg. Slide 18 − Market value represents the fair value of the Agency RMBS strategy portfolio as of December 31, 2023. − Average Coupon represents the weighted average coupon rate of Agency RMBS as of December 31, 2023. − WALA represents the weighted average loan age of the underlying collateral of Specified Pools as of December 31, 2023. 48

End Notes Slide 20 − Total Investment Portfolio, Total Capital, and Net Capital represent amounts derived from the investment portfolio carrying value and net Company capital allocated as of December 31, 2023. Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio, Total Capital, and Net Capital. − Asset Value for BPL-Bridge, BPL-Rental, Performing Loan, RPL, Agency RMBS and Non-Agency RMBS strategies represent the fair value of the assets as of December 31, 2023. Asset Value for SFR represents the net depreciated value of the real estate assets as of December 31, 2023. − Asset Value and Net Capital for Non-Agency RMBS include Consolidated SLST securities owned by the Company with a fair value of $157 million and other non-Agency RMBS with a fair value of $24 million. − Portfolio Recourse Leverage Ratio represents outstanding recourse repurchase agreement financing related to the strategy divided by the net capital allocated to the strategy. − Total Portfolio Leverage Ratio represents outstanding repurchase agreement financing plus residential CDOs issued by the Company related to the strategy divided by the net capital allocated to the strategy. − Calculation of Portfolio Recourse Leverage Ratio and Total Portfolio Leverage Ratio for BPL and RPL strategies includes securities repurchased from residential loan securitizations. − Average FICO and Average Coupon for RPL Strategy, BPL-Bridge Strategy, BPL-Rental Strategy and Performing Loan Strategy represent the weighted average borrower FICO score and weighted average gross coupon rate for residential loans held as of December 31, 2023. − Average LTV for RPL Strategy, BPL-Rental Strategy and Performing Loan Strategy represents the weighted average loan-to-value for residential loans held as of December 31, 2023. LTV for these strategies is calculated using the most current property value available. Average LTV for BPL- Bridge Strategy represents the weighted average LTARV for residential loans, calculated using the maximum loan amount and original after-repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). − Average FICO and Average LTV for Agency RMBS strategy represent the weighted average borrower FICO score and weighted average loan-to- value of the underlying collateral of Specified Pools per the most recent data available in Bloomberg. Average Coupon for Agency RMBS strategy represents the weighted average coupon rate of the Specified Pools. Average FICO, Average LTV and Average Coupon for Agency RMBS do not include Agency IOs. − Average FICO, Average LTV and Average Coupon for Non-Agency RMBS strategy represent the weighted average borrower FICO score, weighted average loan-to-value and weighted average coupon rate of the underlying collateral as of December 31, 2023. Slide 21 − Peak exposure (Q4 2020) and remaining exposure (Q4 2023) represent the Mezzanine Lending investment amounts as of the end of the periods indicated. − Beginning Balance and Additions represent the aggregate investment amount as of the beginning of each period presented and the aggregate new investment amount added during the periods presented. − Annual payoff rate is calculated as the quotient of aggregate loan amounts redeemed in each period presented and the total loan amount of the Mezzanine Lending portfolio as of the beginning of each period presented. − Average Annualized Payoff Rate is calculated as the annualized average of the quotient of aggregate loan amounts redeemed in each period presented and the total loan amount of the Mezzanine Lending portfolio as of the beginning of each period presented. Slide 22 − Remaining exposure amount and percentages are calculated using the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties. − NYMT Equity Basis represents the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties as of December 31, 2023. Slide 23 − Total Investment Portfolio, Total Capital, and Net Capital represent amounts derived from the investment portfolio carrying value and net Company capital allocated as of December 31, 2023. Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio, Total Capital, and Net Capital. − Asset Value for Mezzanine Lending investments represents the fair value of the investments. 49

End Notes − Asset Value for Joint Venture Equity investments represents the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties. Refer to Appendix - "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments" for a detailed breakout. − Average DSCR and Average Adjusted LTV of Mezzanine Lending investments represent the weighted average DSCR and weighted average combined LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of December 31, 2023. − Average coupon rate of Mezzanine Lending investments is a weighted average rate based upon the unpaid principal amount and contractual interest or preferred return rate as of December 31, 2023. − Average DSCR and Average Adjusted LTV for Joint Venture Equity investments represent the weighted average DSCR and LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of December 31, 2023. Slide 24 − Image(s) used under license from Powerpoint Stock Image. Slide 25 − Image(s) used under license from Powerpoint Stock Image. Slide 30 − Unrealized gains/losses on Consolidated SLST includes unrealized gains/ losses on the residential loans held in Consolidated SLST and unrealized gains/losses on the CDOs issued by Consolidated SLST and not owned by the Company. Slide 35 − Outstanding shares used to calculate book value per common share and Adjusted Book Value per common share for the quarter ended December 31, 2023 are 90,675,403. − Common stock issuance, net includes amortization of stock based compensation. Slide 37 − Image(s) used under license from Powerpoint Stock Image. 50

Capital Allocation

At December 31, 2023 (Dollar Amounts in Thousands)	Single-Family [1]	Multi-Family	Corporate/ Other	Total
Residential loans	$ 3,084,303	$ –	$ –	$ 3,084,303
Consolidated SLST CDOs	(593,737)	–	–	(593,737)
Investment securities available for sale	2,013,817	–	–	2,013,817
Multi-family loans	–	95,792	–	95,792
Equity investments	–	109,962	37,154	147,116
Equity investments in consolidated multi-family properties [2]	–	211,214	–	211,214
Equity investments in disposal group held for sale [3]	–	36,815	–	36,815
Single-family rental properties	151,885	–	–	151,885
Total investment portfolio carrying value	**$ 4,656,268**	**$ 453,783**	**$ 37,154**	**$ 5,147,205**
Repurchase agreements	$ (2,471,113)	$ –	$ –	$ (2,471,113)
Residential loan securitization CDOs	(1,276,780)	–	–	(1,276,780)
Senior unsecured notes	–	–	(98,111)	(98,111)
Subordinated debentures	–	–	(45,000)	(45,000)
Cash, cash equivalents and restricted cash [4]	139,562	–	175,468	315,030
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value	–	(30,062)	–	(30,062)
Other	74,716	(1,352)	(34,921)	38,443
Net Company capital allocated	**$ 1,122,653**	**$ 422,369**	**$ 34,590**	**$ 1,579,612**
Company Recourse Leverage Ratio [5]				**1.6x**
Portfolio Recourse Leverage Ratio [6]				**1.5x**

(1) The Company, through its ownership of certain securities, has determined it is the primary beneficiary of Consolidated SLST and has consolidated the assets and liabilities of Consolidated SLST in the Company's consolidated financial statements. Consolidated SLST is primarily presented on our consolidated balance sheets as residential loans, at fair value and collateralized debt obligations, at fair value. Our investment in Consolidated SLST as of December 31, 2023 was limited to the RMBS comprised of first loss subordinated securities and certain IOs issued by the securitization with an aggregate net carrying value of $157.2 million.

(2) Represents the Company's equity investments in consolidated multi-family properties that are not in disposal group held for sale. A reconciliation of the Company's equity investments in consolidated multi-family properties and disposal group held for sale to the Company's consolidated financial statements is included below in "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments."

(3) Represents the Company's equity investments in consolidated multi-family properties that are held for sale in disposal group. A reconciliation of the Company's equity investments in consolidated multi-family properties and disposal group held for sale to the Company's consolidated financial statements is included below in "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments."

(4) Excludes cash in the amount of $21.3 million held in the Company's equity investments in consolidated multi-family properties and equity investments in consolidated multi-family properties in disposal group held for sale. Restricted cash of $143.5 million is included in the Company's consolidated balance sheets in other assets.

(5) Represents the Company's total outstanding recourse repurchase agreement financing, subordinated debentures and senior unsecured notes divided by the Company's total stockholders' equity. Does not include non-recourse repurchase agreement financing amounting to $149.7 million, Consolidated SLST CDOs amounting to $593.7 million, residential loan securitization CDOs amounting to $1.3 billion and mortgages payable on real estate, including mortgages payable on real estate of disposal group held for sale, totaling $1.2 billion as they are non-recourse debt.

(6) Represents the Company's outstanding recourse repurchase agreement financing divided by the Company's total stockholders' equity.

NYMT

51

Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments Dollar Amounts in Thousands Joint Venture Equity Consolidated Mezzanine Lending Investment Total Cash and cash equivalents $ 14,312 $ 1,300 $ 15,612 Real estate, net 925,495 54,439 979,934 Lease intangibles, net (1) — 2,378 2,378 Assets of disposal group held for sale 426,017 — 426,017 Other assets 29,935 4,722 34,657 Total assets $ 1,395,759 $ 62,839 $ 1,458,598 Mortgages payable on real estate, net $ 739,279 $ 45,142 $ 784,421 Liabilities of disposal group held for sale 386,024 — 386,024 Other liabilities 19,394 2,403 21,797 Total liabilities $ 1,144,697 $ 47,545 $ 1,192,242 Redeemable non-controlling interest in Consolidated VIEs $ 28,061 $ — $ 28,061 Less: Cumulative adjustment of redeemable non-controlling interest to estimated redemption value (30,062) — (30,062) Non-controlling interest in Consolidated VIEs 13,562 3,588 17,150 Non-controlling interest in disposal group held for sale 3,178 — 3,178 Net Equity Investment (2) $ 236,323 $ 11,706 $ 248,029 Equity Investments (3) 5,720 — 5,720 Total $ 242,043 $ 11,706 $ 253,749 (1) Included in other assets in the Company's consolidated financial statements. (2) The Company's net equity investment consists of $211.2 million of net equity investments in consolidated multi-family properties and $36.8 million of net equity investments in disposal group held for sale. (3) Represents the Company's equity investments in unconsolidated multi-family apartment properties. 52